Exhibit 99.1

Royal Gold Provides Update on Pascua-Lama Construction

DENVER, COLORADO. JULY 26, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) announced that Barrick Gold Corporation today revised the date for initial gold production from its Pascua-Lama project. Initial gold production, previously expected in mid-2013, is now expected in mid-2014, with an approximate 50-60 percent increase in capital costs from the top end of its previously announced estimate of $4.7-$5.0 billion. Royal Gold is not required to contribute to any Pascua-Lama capital costs. The Company now expects to begin receiving royalty revenue from Pascua-Lama when production begins in mid-2014, instead of mid-2013 as previously anticipated. Tony Jensen, President and Chief Executive Officer, commented, "We are disappointed that the construction schedule has been extended but we continue to believe that Pascua-Lama is a world-class gold project and expect that, upon completion of mine construction, Pascua-Lama will become one of our cornerstone royalty assets for the next couple of decades."

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s portfolio consists of 193 properties on six continents, including interests in 39 producing mines and 26 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding the timing of initial production from and capital costs related to Barrick’s Pascua-Lama project and the commencement of Royal Gold’s receipt of initial revenues from the project. Factors that could cause actual results to differ materially from such forward-looking statements include, among others, Barrick’s ability to bring the project into production on time and with capital costs in accordance with its revised budget, precious metals prices, economic and market conditions, as well as other factors described in our Annual Report on Form 10-K, and other filings with the SEC. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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